                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION

                                       OF

                              HOTEL DISCOVERY, INC.

         The undersigned hereby creates a corporation under Chapter 302A of the Minnesota Statutes and adopts the following Articles of Incorporation.

                                    ARTICLE 1
                                      NAME

         The name of the Corporation is HOTEL DISCOVERY, INC.

                                    ARTICLE 2
                                REGISTERED OFFICE

         The address of the registered office of the Corporation is 3300 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

                                    ARTICLE 3
                                     CAPITAL

         A. The Corporation is authorized to issue one hundred million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

         B. In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation's outstanding shares.

         C. The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

                                    ARTICLE 4
                               SHAREHOLDER RIGHTS

         A. No shareholder of the Corporation shall have any preemptive rights.

         B. No shareholder of the Corporation shall have any cumulative voting rights.

                                    ARTICLE 5
                                  INCORPORATOR

         The name and address of the incorporator, who is a natural person of full age, is:

                                William M. Mower
                               3300 Norwest Center
                             90 South Seventh Street
                        Minneapolis, Minnesota 55402-4140

                                    ARTICLE 6
                WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

         Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                    ARTICLE 7
                         LIMITED LIABILITY OF DIRECTORS

         To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 7 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         IN WITNESS WHEREOF, I have signed my name this 31st day of July, 1997.



                                                 /s/ William M. Mower
                                        --------------------------------------
                                            William M. Mower, Incorporator

                            ARTICLES OF AMENDMENT
                                     OF
                          ARTICLES OF INCORPORATION
                                     OF
                            HOTEL DISCOVERY, INC.



         The undersigned President of Hotel Discovery, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that at a meeting of the shareholders on May 21, 1998, the following resolution to amend its Articles of Incorporation were adopted by the shareholders of the Corporation in accordance with the applicable provisions of the Minnesota Business Corporation Act:

         1. Article 1 of its Articles of Incorporation is amended to read in its entirety as follows:

                      The name of the Corporation is Cafe Odyssey, Inc.

         IN WITNESS WHEREOF the undersigned has hereunto set his hand this 22nd day of May, 1998.



                                                     /s/ Ronald K. Fuller
                                                   -----------------------------
                                                   Ronald K. Fuller
                                                   President

                           CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES A 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                               CAFE ODYSSEY, INC.

               --------------------------------------------------
                       Pursuant to Section 302A.401 of the
               Business Corporation Act of the State of Minnesota
               --------------------------------------------------

                  Cafe Odyssey, Inc., a corporation organized and existing under the Business Corporation Act of the State of Minnesota (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on May 12, 1999 pursuant to authority of the Board of Directors as required by Section 302A.401, Subdivision 3 of the Business Corporation Act of the State of Minnesota:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Article of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's preferred stock (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                  Series A 8% Convertible Preferred Stock:

                                   ARTICLE 1
                                   DEFINITIONS

                  The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

                  (a) "ADDITIONAL CAPITAL SHARES" has the meaning set forth in
Section 6.1(c).

                  (b) "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                  (c) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  (d) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

                  (e) "CLOSING DATE" means May 14, 1999.

                  (f) "COMMON SHARES" or "COMMON STOCK" means shares of common stock, par value $0.01 per share, of the Corporation.

                  (g) "COMMON STOCK ISSUED AT CONVERSION" when used with reference to the securities issuable upon conversion of the Series A Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series A Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

                  (h) "CONVERSION DATE" means any day on which all or any portion of shares of the Series A Preferred Stock is converted in accordance with the provisions hereof.

                  (i) "CONVERSION NOTICE" has the meaning set forth in Section 6.2.

                  (j) "CONVERSION PRICE" means on any date of determination the applicable price for the conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in Section 6.1.

                  (k) "CONVERSION RATIO" means on any date of determination the applicable percentage of the Market Price for conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in Section 6.1.

                  (l) "CORPORATION" means Cafe Odyssey, Inc., a Minnesota corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

                  (m) "CURRENT MARKET PRICE" means on any date of determination the closing bid price of a Common Share on such day as reported on the Nasdaq SmallCap Market ("NASDAQ"); provided, if such security bid is not listed or admitted to trading on the Nasdaq, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be.

                  (n) "HOLDER" means The Shaar Fund Ltd., any successor thereto, or any Person or Persons to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

                  (o) "MARKET DISRUPTION EVENT" means any event that results in a material suspension or limitation of trading of the Common Shares on Nasdaq.

                  (p) "MARKET PRICE" per Common Share means the arithmetic mean of the closing bid prices of the Common Shares as reported on Nasdaq for five Trading Days during any Valuation Period; provided, if such security bid is not listed or admitted to trading on the Nasdaq, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be, for five Trading Days during any Valuation Period.

                  (q) "OUTSTANDING" when used with reference to Common Shares or Capital Shares (collectively, "SHARES"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "OUTSTANDING" for purposes hereof.

                  (r) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                  (s) "PROPOSED TRANSACTION" means the Corporation's proposed acquisition of Popmail.com, Inc. and transactions directly related thereto.

                  (t) "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement dated a date even herewith between the Corporation and The Shaar Fund Ltd.

                  (u) "RESTAURANT DIVESTITURE" means any divestiture, sale, transfer, conveyance or spinoff of all or substantially all of the Corporation's assets constituting its restaurants.

                  (v) "SEC" means the United States Securities and Exchange Commission.

                  (w) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

                  (x) "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated a date even herewith between the Corporation and The Shaar Fund Ltd.

                  (y) "SERIES A PREFERRED SHARES" or "SERIES A PREFERRED STOCK" means the shares of Series A 8% Convertible Preferred Stock of the Corporation or such other convertible Preferred Stock exchanged therefor.

                  (z) "STATED VALUE" has the meaning set forth in Article 2.

                  (aa) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

                  (bb) "TRADING DAY" means any day on which purchases and sales of securities authorized for quotation on Nasdaq are reported thereon and on which no Market Disruption Event has occurred.

                  (cc) "VALUATION EVENT" has the meaning set forth in Section
6.1.

                  (dd) "VALUATION PERIOD" means the five Trading Day period immediately preceding the Conversion Date.

                  All references to "CASH" or "$" herein means currency of the United States of America.

                                   ARTICLE 2
                             DESIGNATION AND AMOUNT

                  The designation of this series, which consists of 2,000 shares of Preferred Stock, is Series A 8% Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), with a par value of $0.01 per share, and the stated value shall be $1,000 per share (the "STATED VALUE").

                                    ARTICLE 3
                                      RANK

                  The Series A Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created other than "PARI PASSU SECURITIES" (collectively, with the Common Stock, "JUNIOR SECURITIES"); and (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series A Preferred Stock ("PARI PASSU SECURITIES").

                                    ARTICLE 4
                                    DIVIDENDS

                  (a) (i) The Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Article 4(a)(ii) hereof) at the rate of 8% per annum (computed on the basis of a 360-day year) (the "DIVIDEND RATE") on the Liquidation Value (as defined below) of each share of Series A Preferred Stock on and as of the most recent Dividend Payment Due Date (as defined below) with respect to each Dividend Period (as defined below). Dividends on the Series A Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

                      (ii) Each dividend shall be payable in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year (each, a "DIVIDEND PAYMENT DUE DATE"), commencing June 30, 1999, to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on any record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. For the purposes hereof, "DIVIDEND PERIOD" means the quarterly period commencing on and including the Issue Date (as defined below) or, if a dividend has previously been paid, the day after the immediately preceding Dividend Payment Due Date and ending on and including the immediately subsequent Dividend Payment Due Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                           (iii) At the option of the Corporation, the dividend shall be paid in cash or through the issuance of duly and validly authorized and issued, fully paid and nonassessable, freely tradeable shares of the Common Stock valued at the Market Price. The Common Stock to be issued in lieu of cash payments shall be registered for resale in the Registration Statement (as defined in the Registration Rights Agreement) to be filed by the Corporation to register the Common Stock issuable upon conversion of the shares of Series A Preferred Stock and exercise of the Warrants as set forth in the Registration Rights Agreement. Notwithstanding the foregoing, until such Registration Statement (as defined in the Registration Rights Agreement) has been declared effective under the Securities Act by the SEC, payment of dividends on the Series A Preferred Stock shall be in cash.

                  (b) Except as provided in Section 4(e) hereof, the Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series A Preferred Stock. Except as provided in this
Article 4, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

                  (c) So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless full cumulative dividends required to be paid in cash have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Pari Passu Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

                  (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any subsidiary), (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case (i) the full cumulative dividends required to be paid in cash on all outstanding shares of the Series A Preferred Stock and any other Pari Passu Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Pari Passu Securities, and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Pari Passu Securities.

                  (e) If at any time the Corporation shall declare or pay a dividend on, or other distribution on, the Common Shares payable in Common Shares (a "STOCK DIVIDEND"), the Board of Directors shall declare a dividend (the "SERIES A STOCK DIVIDEND") on the aggregate Series A Preferred Shares then outstanding of that number of Common Shares equal to the number of Common Shares the Holder would have received had it converted all its then outstanding Series A Preferred Shares, and exercised the Warrant in full for all the Common Shares then underlying the Warrant, immediately prior to the Stock Dividend. The Series A Stock Dividend shall be payable to the Holder concurrently with the payment of the Stock Dividend to the holders of Common Shares, and the Common Shares issued pursuant to the Series A Stock Dividend shall be duly and validly authorized and issued, fully paid and nonassessable.

                                   ARTICLE 5
                             LIQUIDATION PREFERENCE

                  (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding-up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to this Article 5, shall have received the Liquidation Preference (as defined in Article 5(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                  (b) At the option of each Holder, the sale, conveyance of disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons when the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such transaction an amount equal to 120% (100% if the provisions of this Article 5(b) are triggered by a Restaurant Divestiture) of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock in accordance with and subject to the terms of this Article 5 or (ii) be treated pursuant to
Article 5(c)(iii) hereof; provided, that all holders of Series A Preferred Stock shall be deemed to elect the option set forth in clause (i) hereof if at least a majority in interest of such holders elect such option; provided, further, that the provisions of this Article 5(b) shall not apply to the Proposed Transaction.

                  (c) For purposes hereof, the "LIQUIDATION PREFERENCE" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof, plus (ii) an amount equal to 30% of such Stated Value, plus (iii) the aggregate of all accrued and unpaid dividends on such share of Series A Preferred Stock until the most recent Dividend Payment Due Date; provided that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in clause (iii) above shall be calculated by including accrued and unpaid dividends to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Due Date referred to above.

                                   ARTICLE 6
                     CONVERSION OF PREFERRED STOCK SECTION

                  6.1  CONVERSION; CONVERSION PRICE

                  At the option of the Holder, the shares of Preferred Stock may be converted, either in whole or in part, into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share), at any time, and from time to time following the date of issuance of the Series A Preferred Stock (the "ISSUE DATE") at a Conversion Price per share of Common Stock equal to 65% of the Market Price. At the Corporation's option, the amount of accrued and unpaid dividends as of the Conversion Date shall not be subject to conversion but instead may be paid in cash as of the Conversion Date; if the Corporation elects to convert the amount of accrued and unpaid dividends at the Conversion Date into Common Stock, the Common Stock issued to the Holder shall be valued at the applicable Conversion Price.

                  The number of shares of Common Stock due upon conversion of Series A Preferred Stock shall be (i) the number of shares of Series A Preferred Stock to be converted, multiplied by (ii) the Stated Value and divided by (iii) the applicable Conversion Price.

                  Within two Business Days of the occurrence of a Valuation Event, the Corporation shall send notice (the "VALUATION EVENT NOTICE") of such occurrence to the Holder. Notwithstanding anything to the contrary contained herein, if a Valuation Event occurs during any Valuation Period, a new Valuation Period shall begin on the Trading Day immediately following the occurrence of such Valuation Event and end on the Conversion Date; provided that, if a Valuation Event occurs on the fifth day of any Valuation Period, then the Conversion Price shall be the Current Market Price of the Common Shares on such day; and provided, further, that the Holder may, in its discretion, postpone such Conversion Date to a Trading Day which is no more than five Trading Days after the occurrence of the latest Valuation Event by delivering a notification to the Corporation within two Business Days of the receipt of the Valuation Event Notice. In the event that the Holder deems the Valuation Period to be other than the five Trading Days immediately prior to the Conversion Date, the Holder shall give written notice of such fact to the Corporation in the related Conversion Notice at the time of conversion.

                  For purposes of this Section 6.1, a "VALUATION EVENT" shall mean an event in which the Corporation at any time during a Valuation Period takes any of the following actions:

                  (a)  subdivides or combines its Capital Shares;

                  (b)  makes any distribution on its Capital Shares;

                  (c) issues any additional Capital Shares (the "ADDITIONAL CAPITAL SHARES"), otherwise than as provided in the foregoing Sections 6.1(a) and 6.1(b) above, at a price per share less, or for other consideration lower, than the Current Market Price in effect immediately prior to such issuances, or without consideration, except for issuances under employee benefit plans consistent with those presently in effect and issuances under presently outstanding warrants, options or convertible securities;

                  (d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Current Market Price in effect immediately prior to such issuance;

                  (e) issues any securities convertible into or exchangeable or exercisable for Additional Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible, exchangeable or exercisable securities shall be less than the Current Market Price in effect immediately prior to such issuance;

                  (f) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Corporation's assets (other than under the circumstances provided for in the foregoing Sections 6.1(a) through 6.1(e)); or

                  (g) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Sections 6.1(a) through 6.1(f) hereof, inclusive, which in the opinion of the Corporation's Board of Directors, determined in good faith, would have a material adverse effect upon the rights of the Holder at the time of a conversion of the Preferred Stock.

                  SECTION 6.2 EXERCISE OF CONVERSION PRIVILEGE

                  (a) Conversion of the Series A Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed notice of conversion in the form annexed hereto as Annex I (the "CONVERSION NOTICE") to the Corporation. Each date on which a Conversion Notice is telecopied to the Corporation in accordance with the provisions of this
Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Preferred Stock and issue the Common Stock Issued at Conversion, and all voting and other rights associated with the beneficial ownership of the Common Stock Issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver the shares of Series A Preferred Stock to the Corporation by express courier within 15 days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five Business Days after the Corporation's receipt of such Conversion Notice, the Corporation shall (i) issue the Common Stock issued at Conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery by overnight courier to the Holder (x) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 6.3, in respect of any fraction of a Common Share issuable upon such conversion and (z) cash in the amount of accrued and unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates so long as the Series A Preferred Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Series A Preferred Stock, as such, shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.4), to surrender the Series A Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

                  (b) If, at any time (i) the Corporation challenges, disputes or denies the right of the Holder hereof to effect the conversion of the Series A Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 6.2 or (ii) any third party who is not and has never been an Affiliate of the Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of the Series A Preferred Stock into Common Shares, then the Holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series A Preferred Stock for cash at a redemption price equal to 135% of the Stated Value thereof together with all accrued and unpaid dividends thereon (the "MANDATORY PURCHASE AMOUNT"). Under any of the circumstances set forth above, the Corporation shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

                  SECTION 6.3 FRACTIONAL SHARES

                  No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

                  SECTION 6.4 RECLASSIFICATION, CONSOLIDATION, MERGER OR
                              MANDATORY SHARE EXCHANGE

                  At any time while the Series A Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series A Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series A Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Corporation, or such successor, resulting or purchasing corporation, as the case may be, shall, without benefit of any additional consideration therefor, execute a new Preferred Stock providing that the Holder shall have the right to convert such new Preferred Stock (upon terms and conditions not less favorable to the Holder than those in effect pursuant to the Series A Preferred Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon conversion of the Series A Preferred Stock had the Series A Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 6.4 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

                  SECTION 6.5 ADJUSTMENTS TO CONVERSION RATIO

                  For so long as any shares of the Series A Preferred Stock are outstanding, if the Corporation: (i) issues and sells pursuant to an exemption from registration under the Securities Act (A) Common Shares at a purchase price on the date of issuance thereof that is lower than the Conversion Price, (B) warrants or options with an exercise price representing a percentage of the Current Market Price with an exercise price on the date of issuance of the warrants or options that is lower than the agreed upon exercise price for the Holder, except for employee stock option agreements or stock incentive agreements of the Corporation, or (C) convertible, exchangeable or exercisable securities with a right to exchange at lower than the Current Market Price on the date of issuance or conversion, as applicable, of such convertible, exchangeable or exercisable securities, except for stock option agreements or stock incentive agreements; and (ii) grants the right to the purchaser(s) thereof to demand that the Corporation register under the Securities Act such Common Shares issued or the Common Shares for which such warrants or options may be exercised or such convertible, exchangeable or exercisable securities may be converted, exchanged or exercised, then the Conversion Ratio shall be reduced to equal the lowest of any such lower rates.

                  SECTION 6.6 OPTIONAL REDEMPTION UNDER CERTAIN
                              CIRCUMSTANCES

                  At anytime after the date of issuance of the Series A Preferred Stock until the Mandatory Conversion Date (as defined below), the Corporation, upon notice delivered to the Holder as provided in Section 6.7, may redeem, in cash, the Series A Preferred Stock (but only with respect to such shares as to which the Holder has not theretofore furnished a Conversion Notice in compliance with Section 6.2), at 135% of the Stated Value thereof (the "OPTIONAL REDEMPTION PRICE"), together with all accrued and unpaid dividends thereon to the date of redemption (the "REDEMPTION DATE"). Except as set forth in this Section 6.6, the Corporation shall not have the right to prepay or redeem the Series A Preferred Stock.

                  SECTION 6.7 NOTICE OF REDEMPTION

                  Notice of redemption pursuant to Section 6.6 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than 10 nor more than 15 days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to Section 6.6 (including a statement of the Market Price per Common Share) and this Section 6.7.

                  SECTION 6.8 SURRENDER OF PREFERRED STOCK

                  Upon any redemption of the Series A Preferred Stock pursuant to Sections 6.6 or 6.7, the Holder shall either deliver the Series A Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the optional Redemption Price specified in Section 6.6 shall be made by the Corporation to the Holder against receipt of the Series A Preferred Stock (as provided in this Section 6.8) by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation. If payment of such redemption price is not made in full by the Mandatory Redemption Date or the Redemption Date, as the case may be, the Holder shall again have the right to convert the Series A Preferred Stock as provided in Article 6 hereof.

                  SECTION 6.9 MANDATORY CONVERSION

                  On the fifth anniversary of the date of this Agreement (the "MANDATORY CONVERSION DATE"), the Corporation shall convert all Series A Preferred Stock outstanding at the Conversion Price.

                  SECTION 6.10 CERTAIN CONVERSION LIMITATIONS

                  (a) Notwithstanding anything herein to the contrary, the Holder shall not have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series A Preferred Stock (and the Corporation shall not have the right to pay dividends on the Series A Preferred Stock in shares of Common Stock) if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion (or payment of dividends) would result in the Holder being deemed the "beneficial owner" of more than 5% of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than 5% of the then outstanding shares of Common Stock, then the Corporation shall redeem so many of such Holder's shares (the "REDEMPTION SHARES") of Series A Preferred Stock as are necessary to cause such Holder to be deemed the beneficial owner of not more than 5% of the then outstanding shares of Common Stock. Upon such determination by a court of competent jurisdiction, the Redemption Shares shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series A Preferred Stock, and the Holder shall have no interest in or rights under such Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series A Preferred Stock held by the Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) the Stated Value of the Redemption Shares and (ii) any accrued and unpaid dividends to the date of such redemption; provided, however, if the redemption is a result of the mandatory conversion pursuant to Section 6.9, the Corporation may either (i) make such redemption in cash at a redemption price equal to the sum of (x) 135% of the Stated Value of such shares and (y) any accrued and unpaid dividends to the date of such redemption or (ii) extend the Mandatory Conversion Date for a period of one year.

                  (b) Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of the Nasdaq or such other stock market with which the Corporation shall be required to comply, but only to the extent required thereby, the Corporation shall not issue shares of Common Stock (i) upon conversion of any shares of Series A Preferred Stock or (ii) as a dividend on the Series A Preferred Stock, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation (i) upon conversion of shares of the Series A Preferred Stock, (ii) upon exercise of the Warrants issued pursuant to the terms of the Securities Purchase Agreement and (iii) in payment of dividends on the Series A Preferred Stock, would equal or exceed 20% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Closing Date (the "MAXIMUM ISSUANCE AMOUNT"). In the event that a properly executed Conversion Notice is received by the Corporation which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by
(i) converting the number of shares of Series A Preferred Stock stated in the Conversion Notice not in excess of the Maximum Issuance Amount and (ii) redeeming the number of shares of Series A Preferred Stock stated in the Conversion Notice equal to or in excess of the Maximum Issuance Amount in cash at a price equal to 125% of the Stated Value of the shares of Series A Preferred Stock to be so redeemed, together with all accrued and unpaid dividends thereon. In the event that the Corporation shall elect to pay a dividend in shares of Common Stock which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall pay
(i) a dividend in shares of Common Stock equal to one less than an amount which would result in the Corporation issuing shares equal to the Maximum Issuance Amount and (ii) the balance of the dividend in cash.

                                   ARTICLE 7
                                  VOTING RIGHTS

                  The holders of the Series A Preferred Stock have no voting power, except as otherwise provided by the Business Corporation Act of the State of Minnesota ("MBCA"), in this Article 7, and in Article 8 below.

                  Notwithstanding the above, the Corporation shall provide each Holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding, the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  To the extent that under the MBCA the vote of the Holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series A Preferred Stock (except as otherwise may be required under the MBCA) shall constitute the approval of such action by the class. To the extent that under the MBCA holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the MBCA.

                                   ARTICLE 8
                              PROTECTIVE PROVISIONS

                  So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the MBCA) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("SENIOR SECURITIES") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Preferred Stock, except in connection with the Proposed Transaction;

                  (c) increase the authorized number of shares of Series A Preferred Stock; or

                  (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event Holders of least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of 30 days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

                  If at any time the Corporation shall "spin-off" certain of its assets or businesses by transferring, directly or indirectly, such assets or businesses to a subsidiary of the Corporation ("SPINCO") and making a dividend (the "SPIN-OFF DIVIDEND") to the Corporation's stockholders of the shares of capital stock of Spinco, the Corporation shall make a dividend to each Holder of, or cause Spinco to issue to each Holder, that number of shares of capital stock of Spinco as such Holder would have received had it converted, immediately prior to the Spin-off Dividend, each Preferred Share then held by such Holder into Common Stock.

                                   ARTICLE 9
                                  MISCELLANEOUS

                  SECTION 9.1 LOSS, THEFT, DESTRUCTION OF PREFERRED STOCK

                  Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this
Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

                  SECTION 9.2 WHO DEEMED ABSOLUTE OWNER

                  The Corporation may deem the Person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

                  SECTION 9.3 NOTICE OF CERTAIN EVENTS

                  In the case of the occurrence of any event described in Sections 6.1, 6.6 or 6.7 of this Certificate of Designation, the Corporation shall cause to be mailed to the Holder of the Series A Preferred Stock at its last address as it appears in the Corporation's security registry, at least 20 days prior to the applicable record, effective or expiration date hereinafter specified (or, if such 20 days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the Holders of record of Series A Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determination or the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and (y) the date as of which it is expected that Holders of record of Series A Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

                  SECTION 9.4 REGISTER

                  The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A Preferred Stock register.

                  The Corporation may deem the person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

                  SECTION 9.5 WITHHOLDING

                  To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

                  SECTION 9.6 HEADINGS

                  The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officers on May 14, 1999.


                                         CAFE ODYSSEY, INC.


                                         By:  /s/ Ronald K. Fuller
                                              ----------------------------------
                                              Name:  Ronald K. Fuller
                                              Title: President

                                                                         ANNEX I

                            FORM OF CONVERSION NOTICE

             TO:  Cafe Odyssey, Inc.
                  4801 West 81st Street, Suite 112
                  Bloomington, MN 55437

                  The undersigned owner of this Series A 8% Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") issued by Cafe Odyssey, Inc. (the "CORPORATION") hereby irrevocably exercises its option to convert __________ shares of the Series A Preferred Stock into shares of the common stock, par value $0.01 per share ("COMMON STOCK"), of the Corporation in accordance with the terms of the Certificate of Designation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series A Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series A Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series A Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and time:
              ----------------------------


                                          --------------------------------------
                                                        Signature

Fill in for registration of Series A Preferred Stock:

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            Please print name and address (including zip code number)